Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Electronics Announces the Appointment of Michael Buseman as

Executive Vice President of Global Operations

SCOTTSDALE, AZ, July 17, 2017 – Benchmark Electronics, Inc. (NYSE: BHE), a global provider of manufacturing, engineering and design services, today announced the appointment of Michael Buseman as Executive Vice President of Global Operations effective August 7, 2017.  Mr. Buseman will be based in the Company’s new corporate headquarters in Scottsdale, Arizona and will have responsibility for all worldwide manufacturing operations.  Mr. Buseman replaces Jon King, who will remain with the Company in an advisory role.

“We are excited to welcome Mike to the Benchmark team,” said Paul Tufano, Benchmark’s President and CEO.  “Mike is an accomplished executive with broad experience in operations, quality and customer relationship management.  Mike’s leadership will be instrumental as we continue to reposition the Company for future growth.”

Mr. Buseman brings over 30 years of experience into this role and most recently served as Chief Global Logistics and Operations Officer of Avnet Corporation, a global electronics components company. Prior to that, he was Executive Vice President of Operations with Plexus Corporation and served in a variety of engineering and operations roles for Celestica and Unisys.  Mr. Buseman holds a Bachelor’s degree in Mechanical Engineering from South Dakota State University and a Master’s in Business Administration from The University of St. Thomas in Minnesota.

Mr. Buseman noted, “I am delighted to be joining Benchmark and returning to the EMS industry.  Benchmark has tremendous capabilities, and I look forward to working with the global operations team to enhance our customer value proposition, drive an ever higher level of operational excellence and ensure the consistency of customer experience throughout our global network.”

About Benchmark Electronics, Inc.

Benchmark provides worldwide integrated electronics manufacturing services (EMS), engineering and design services, and precision machining services to original equipment manufacturers in the following industries: industrial controls, aerospace and defense, telecommunications, computers and related products for business enterprises, medical devices, and test and instrumentation.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

480-372-4304 or lisa.weeks@bench.com